AUTHORIZATION

The undersigned, Paul A. Frame, hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date: August 1, 2000

/s/ Paul A. Frame
Paul A. Frame